Exhibit 99.1

To the Board of Directors of iParty Corporation:

It is with regret that I resign, effective immediately, from the Board of Directors of iParty Corporation after four years of service.

I have been deeply concerned by the direction and continuing deterioration of the company's performance and do not believe that the current course is one that serves the best interests of shareholders. I lament that my efforts over the last years to point out the company's poor operational and financial performance have only succeeded in creating a divided Board of Directors with various members serving only as "buffers" to top management from criticism and accountability.

As I have made clear in repeated occasions to this board, the following points continue to be of great concern to me:

     o    Repeated failure by management to achieve their own forecasts
     o Deteriorating comparable store growth - 0.6% in 2005 from 4.6 % in 2004 and 4.8% in 2003
     o Continuous General and Administrative expense increases - Over 20% from 2003
     o    Low employee morale
     o Irresponsible proposals by management to pay out cash bonuses to Corporate employees despite poor financial results
     o Proposals of options grants to top management employees that are not aligned with shareholder interests

This board should no longer accept management's explanations for poor operational, financial and stock performance, as ones attributable to weather, limited cash, or the company's capital structure. Similarly, criticism and initiatives cannot continue to be labeled as mere "disgruntled shareholders" actions. It is unacceptable that management has yet to present a plan on how it intends to create shareholder value.

At this time, I believe there is very little I can achieve to affect change from within the company. Hopefully, this letter will serve as a catalyst for change and that going forward this board will take measures that hold management accountable for poor performance.

I request that you disclose this letter and that you file a copy of this letter as an exhibit to a Company Form 8-K.


Respectfully,


Lorenzo Roccia